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                                                                     Exhibit 4.6


           AMENDMENT TO LOAN AND SECURITY AGREEMENT AND LIMITED WAIVER


     This Amendment to Loan and Security Agreement and Limited Waiver (this "Agreement") is entered into as of September 12, 2001, by and between COMERICA BANK-CALIFORNIA ("Bank") and PHARMCHEM, INC. (the "Borrower"), with reference to the following facts:

     A. Borrower has borrowed funds from Bank pursuant to that certain Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of May 15, 2000, as amended (the "Loan Agreement").

     B. As of the date hereof, there is owing under the Loan Agreement a principal amount of $6,591,148.31, together with accrued but unpaid interest and costs of enforcement. Such amounts, plus accruing interest and costs and accrued and accruing attorneys' fees and costs are hereinafter sometimes referred to herein as the "Existing Debt."

     C. One or more Events of Default have occurred under the Loan Agreement by virtue of Borrower's failure to comply with Sections 6.8, 6.9, 6.10, 6.11 and
6.12 of the Loan Agreement as of certain dates through the date hereof. Such Events of Default entitle Bank immediately to enforce all the remedies set forth in the Loan Agreement. Borrower has asked Bank to waive such Events of Default, and to amend certain provisions of the Loan Agreement, and Bank has agreed, provided Borrower enters into this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

     1. Defined Terms. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

     2. Acknowledgement of Liability. As of the date of this Agreement, Borrower owes Bank an amount equal to the Existing Debt. Borrower reaffirms all of its obligations under the Loan Agreement and hereby forever waives and relinquishes any and all claims, offsets or defenses that Borrower may now have with respect to the payment of sums due to Bank and the performance of other obligations under the Loan Agreement. The security interests granted to Bank in the Loan Agreement in the Collateral remain perfected, first priority liens.

     3. Limited Waiver. Subject to the conditions contained herein and performance by Borrower of all of the terms of this Agreement and the Loan Documents after the date hereof, and in reliance on the representations and warranties of the Borrower set forth herein, Bank hereby waives Borrower's obligation to comply with Sections 6.8, 6.9, 6.10, 6.11 and 6.12 through the date hereof. The waiver set forth herein shall be limited precisely as written and relates solely to the waiver of compliance by the Borrower with Sections 6.8, 6.9, 6.10, 6.11 and 6.12 of the Loan Agreement through the date hereof in the manner and to the extent described above, and nothing in this Agreement shall be deemed to (i) constitute a waiver of compliance by Borrower with those Sections in any other instance, or (ii) constitute a waiver of any other Event of Default or other failure by Borrower to perform in accordance with the Loan Agreement or the Loan Documents, or (iii) prejudice any right or remedy that Bank may now have or may have in the future under or in connection with the Loan Agreement or the Loan Documents.

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     4.   Repayment. Borrower shall continue to make all payments as they become due under the Loan Agreement.

     5. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

          (a) The following defined terms in Section 1.1 are amended to read as follows:

               "Committed Revolving Line" means a credit extension of up to Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000).

               "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the unconsolidated balance sheet of Borrower as at such date.

               "Current Liabilities" means, as of any applicable date, the sum, determined on an unconsolidated basis, of all liabilities of Borrower which may properly be classified as current liabilities in accordance with GAAP.

               "Effective Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the financial statement net worth of Borrower, plus, without duplication, (a) Subordinated Debt, and (b) any imputed dividend received from any Subsidiary, minus, without duplication,
     (i) intangible assets such as goodwill, and (ii) Investments in Subsidiaries, all as determined in accordance with GAAP.

               "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the unconsolidated balance sheet of Borrower, including in any event all Indebtedness.

          (b) Section 6.3(b) is amended by deleting the phrase "ninety (90) days" where it appears and replacing it with "one hundred twenty (120) days."

          (c) Section 6.3 is further amended by adding the following paragraph at the end thereof:

               Borrower shall deliver to Bank as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared balance sheet, income statement and cash flow statement covering Borrower's consolidated domestic operations during such period, in a form and certified by an Officer of Borrower reasonably acceptable to Bank.

          (d)  Section 6.8 is amended to read as follows:

               6.8 Current Ratio. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Current Assets to Current Liabilities of at least 0.70 to 1.0.

          (e)  Section 6.9 is amended to read as follows:

               6.9 Quarterly Cash Flow Coverage. Borrower shall maintain, as of the last day of each fiscal quarter commencing with the fiscal quarter ended March 30, 2002, a Quarterly Cash Flow Ratio of not less than 1.25 to
     1.0. "Quarterly Cash Flow Ratio" is defined as the Net Profit after tax of the Borrower for any fiscal quarter of determination, plus depreciation and

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     amortization for such quarter, all of the foregoing multiplied by four, divided by the current portion of all term debt, including the current portion of capital lease obligations.

          (f)  Section 6.10 is amended to read as follows:

               6.10 Total Liabilities-Effective Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Effective Tangible Net Worth of not more than 2.75 to 1.0.

          (g)  The first sentence of Section 6.11 is amended to read as follows:

               The aggregate amount of all Capital Expenditures of Borrower shall not exceed (i) Four Million Five Hundred Thousand Dollars ($4,500,000) during the Borrower's 2001 fiscal year, or (ii) Two Million Six Hundred Thousand Dollars ($2,600,000) in any fiscal year of Borrower thereafter.

          (h)  Section 6.12 is amended to read as follows:

               6.12 Effective Tangible Net Worth. Borrower shall maintain, as of the last day of each fiscal quarter, an Effective Tangible Net Worth of not less than (i) Six Million Four Hundred Thousand Dollars ($6,400,000) as of September 30, 2001, and (ii) Six Million Dollars ($6,000,000) as of the last day of each fiscal quarter of Borrower thereafter, commencing with the quarter ending December 31, 2001.

          (i) A new Section 6.14 is added to the Loan Agreement, which shall read as follows:

               6.14 Receipt of Subordinated Debt. On or before September 30, 2001, Borrower shall have received cash proceeds of at least Seven Hundred Fifty Thousand Dollars ($750,000) from the issuance of Subordinated Debt. On or before October 31, 2001, Borrower shall have used its best commercial efforts to obtain an additional Seven Hundred Fifty Thousand Dollars ($750,000) from the issuance of Subordinated Debt. Bank hereby approves Borrower's incurrence of, and the making of payments by Borrower under, up to Two Million Five Hundred Thousand Dollars ($2,500,000) of such Subordinated Debt, subject to the provisions of Section 7.9 of this Agreement and provided that each lender under such Subordinated Debt executes a subordination agreement in form and substance acceptable to Bank. Bank further acknowledges that such lender(s) under such Subordinated Debt may be Affiliates of Borrower.

          (j) A new Section 6.15 is added to the Loan Agreement, which shall read as follows:

               6.15 Receipt of Dividend. On or before October 31, 2001, Borrower shall have received cash proceeds of at least One Million Four Hundred Thousand Dollars ($1,400,000) in imputed dividend payments from Borrower's wholly-owned Subsidiary.

          (k) A new Section 6.16 is added to the Loan Agreement, which shal read as follows:


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               6.16 Sale and Leaseback. Bank hereby approves of the sale and leaseback of leasehold improvements and other specific items of equipment not financed by Bank in an amount of up to Two Million Two Hundred Thousand Dollars ($2,200,000).

          (l) Section 7.4 is amended by adding the following sentence at the end thereof:

               Bank hereby consents to the incurrence of Indebtedness by Borrower's wholly-owned Subsidiary of not more than $2,500,000, which Indebtedness shall constitute Permitted Indebtedness.

     6. Ratification by Borrower of Bank's First Priority Security Interest in Collateral. Borrower hereby confirms and ratifies Bank's first priority lien and security interest in and to all Collateral. Borrower shall execute such security agreements, financing statements and other documents as Bank may from time to time reasonably request to carry out the terms of this Agreement and the Loan Agreement. Such liens and security interests shall secure all of the obligations of Borrower under this Agreement and the Loan Documents.

     7.   Representations and Warranties.

          (a) Borrower hereby represents and warrants that no Event of Default or failure of condition has occurred or exists, or would exist with notice or lapse of time or both under any of the Loan Agreement, other than the Events of Default described in Recital C.

          (b) All representations and warranties of Borrower in this Agreement and the other Loan Agreement are true and correct as of the date hereof, and shall survive the execution of this Agreement.

     8. Default. In addition to all other Events of Default under the Loan Agreement, the following shall constitute an Event of Default:

          (a) Borrower's failure to pay any amount when due under this Agreement or to perform any covenant or other agreement contained in this Agreement or any other document entered into pursuant hereto.

     9. Conditions Precedent. The effectiveness of this Agreement is subject to receipt by Bank of the following, in each case in form and substance acceptable to Bank:

          (a)  This Agreement;

          (b) Payment to Bank of a non-refundable amendment fee in the amount of $2,500;

          (c) Payment of all Bank Expenses incurred in connection with this Agreement; and

          (d) Such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

     10. Events of Default. Borrower acknowledges that Events of Default have occurred under the Loan Agreement that, but for this Agreement, would have entitled Bank to exercise all the remedies available to Bank under the Loan Agreement and applicable law.

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     11.  Release.

          (a) Borrower acknowledges that Bank would not enter into this Agreement without Borrower's assurance that Borrower has no claims against Bank or any of Bank's officers, directors, employees or agents. Except for the obligations arising hereafter under this Agreement, Borrower releases Bank, any person or entity that has obtained any interest from Bank under the Loan Agreement and each of Bank's and entity's officers, directors and employees from any known or unknown claims which Borrower now has against Bank of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby. Borrower waives the provisions of California Civil Code section 1542, which states:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          (b) The provisions, waivers and releases set forth in this section are binding upon Borrower and Borrower's agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.

          (c) Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

          (d) The provisions of this Section shall survive payment in full of the Obligations, full performance of all the terms of this Agreement and the Loan Agreement, and/or Bank's actions to exercise any remedy available under the Loan Agreement or otherwise.

     12. Further Assurances. Borrower will take such other actions as Bank may reasonably request from time to time to perfect or continue Bank's security interests in Borrower's property, and to accomplish the objectives of this Agreement.

     13. Consultation of Counsel. Borrower acknowledges that Borrower has had the opportunity to be represented by legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Borrower has executed this Agreement after reviewing and understanding each provision of this Agreement and without reliance upon any promise or representation of any person or persons acting for or on behalf of Bank. Borrower further acknowledges that Borrower and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration described herein.

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     14.  Miscellaneous.

          (a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Bank and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder.

          (b) Integration. This Agreement and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement; except that any financing statements or other agreements or instruments filed by Bank with respect to Borrower shall remain in full force and effect.

          (c) Entire Agreement. This Agreement and the Loan Documents contain the entire agreement of the parties hereto and supersede any other oral or written agreements or understandings with respect to the subject matter hereof and thereof.

          (d) Course of Dealing; Waivers. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank's failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

          (e) Time is of the Essence. Time is of the essence as to each and every term and provision of this Agreement and the Loan Documents.

          (f) Counterparts. This Agreement may be signed in counterparts and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.

          (g) Legal Effect. The Loan Documents remain in full force and effect. If any provision of this Agreement conflicts with applicable law, such provision shall be deemed severed from this Agreement, and the balance of this Agreement shall remain in full force and effect.

          (h) WAIVER OF JURY. BANK AND BORROWER ACKNOWLEDGE AND AGREE THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, RELATED TO OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

          (i) Assignment. Borrower consents to Bank's assignment of all or any part of Bank's rights under this Agreement and the Loan Agreement.

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          (j)  Power of Attorney. Borrower confirms that the irrevocable power of attorney granted in the Loan Agreement remains in full force and effect

          (k) Choice of Law and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.

     IN WITNESS WHEREOF the undersigned have executed this Agreement as of the first date above written.

                                           PHARMCHEM, INC.


                                           By:  /s/ DAVID LATTANZIO
                                              -------------------------
                                           Title:  VICE PRESIDENT
                                                 ----------------------


                                           COMERICA BANK-CALIFORNIA


                                           By:  /s/ JAMES L. WEBER
                                              -------------------------
                                           Title:  VICE PRESIDENT
                                                 ----------------------


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